Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-53517 and 333-45730) and Form S-8 (File No. 333-141852) of Speedus Corp. of our report dated October 12, 2009 relating to the financial statements, which appears in this Form 10-K.

/s/ Amper, Politziner, & Mattia, LLP
New York, New York
October 12, 2009